Exhibit 10.1

TRAMMELL CROW COMPANY
LONG-TERM INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT

Dear                            :

1.             Performance Unit Award.  Trammell Crow Company, a Delaware corporation (the “Company”), hereby awards to you              Performance Units (this “Award”) pursuant to Section 8 of the Trammell Crow Company Long-Term Incentive Plan (the “Plan”), a copy of which is attached hereto as Exhibit A and made a part hereof for all purposes.  The Date of Grant for this Award is            , 2006.  This Award is subject to your acceptance of and agreement to all the terms, conditions, and restrictions in the Plan that are applicable to Awards under Section 8 and to your acceptance of and agreement to the further terms, conditions and restrictions described in this Performance Unit Award Agreement (the “Agreement”).  If any provision of this Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be hereby deemed amended so as to carry out the purposes and intent of the Plan.  Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meaning given them in the Plan in effect as of the date of this Agreement.

2.             Performance Period.  The Performance Period for this Award shall be                 .

3.             Performance Unit Value.  If the Company fails to achieve the Performance Target described in Section 4, the value of a Performance Unit for this Award shall be $0.  If the Company achieves the Performance Target described in Section 4, the value of a Performance Unit for this Award shall be a value not less than $0 and not more than                           , as determined in the sole discretion of the Committee following the Performance Period.

4.             Performance Target.  The Performance Target for this Award shall be                          .

5.             Eligibility.  To be eligible to receive a payment under Section 6 below, you must remain an Employee until such time as the Company pays the other members of its Executive Officer Committee their annual cash incentive bonuses with respect to the calendar year which includes the Performance Period.  If you cease to be an Employee prior to such date, you will not be eligible to receive a payment hereunder.  Additionally, if your employment is terminated for Cause prior to your receipt of any amount that would otherwise be payable hereunder, you will not be eligible to receive such amount.

6.             Payment.  Subject to Section 5 of this Agreement, if the Company achieves the Performance Target during the Performance Period, the Company may pay to you, in cash, an amount up to the number of Performance Units awarded to you, as set forth in Section 1 above, multiplied by the value of a Performance Unit, as set forth in Section 3 above.  Notwithstanding the preceding sentence and the achievement of the Performance Target, the Committee may, in its sole and absolute discretion, reduce, but not increase, the cash payment to you in full settlement of this Award to an amount no less than $0.00.

7.             Agreement Respecting Taxes.  You agree that you will pay to the Company, or make arrangements satisfactory to the Company regarding payment of any federal, state or local taxes of any kind required by law to be withheld by the Company with respect to this Award; and the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to you, including, but not limited to, payments pursuant to Section 6 hereof, any federal, state, or local taxes of any kind required by law to be withheld with respect to this Award.

8.             Right of Company to Terminate Employment.  Nothing contained in this Agreement shall (a) constitute a term of employment with the Company or any Subsidiary, (b) confer upon you the right to continue in the employ of the Company or any Subsidiary, or (c) interfere in any way with the rights of the Company or any Subsidiary to terminate your employment at any time.

9.             Acknowledgment.  By executing this Agreement in the appropriate space below, you [(a)] acknowledge that you have been provided with a copy of the Plan, and that your rights under and with respect to this Award are and will be subject to all the terms and provisions of the Plan and this Agreement[, and (b) acknowledge that this Agreement is not intended to and does not modify the terms of your employment agreement with Company, and (c) acknowledge that the payment, if any, made to you under Section 6 of  this Agreement will constitute the Annual Bonus for 2006 discussed in your employment agreement with the Company.]

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

TRAMMELL CROW COMPANY

By:

Name:

Its:

AGREED AND ACCEPTED

By:	Date:

S-1

Exhibit A

Trammell Crow Company Long-Term Incentive Plan

A-1